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                                                  OMB Number: 3235-0101
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 144

                NOTICE OF PROPOSED SALE OF SECURITIES PURSUANT TO
                   RULE 144 UNDER THE SECURITIES ACT OF 1933

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                                  SEC USE ONLY
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DOCUMENT SEQUENCE NO.             CUSIP NUMBER               WORK LOCATION


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ATTENTION:  Transmit for filing 3 copies of this form  concurrently  with either placing an order with a broker to execute sale or executing a sale directly with a market maker.
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1(a)       NAME OF ISSUER
NEWMONT MINING CORPORATION

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1(b)       IRS IDENT. NO.
84-1611629

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1(c)       S.E.C. FILE NO.
001-31240

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1(d)       ADDRESS OF ISSUER (STREET, CITY, STATE, ZIP CODE)
6363 South Fiddlers Green Circle
Circle Greenwood Village CO 80111

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1(e)       TELEPHONE NO.
           AREA CODE          NUMBER
 303 863-7414

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2(a)       NAME OF PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO BE SOLD
Brant Hinze

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2(b)       RELATIONSHIP TO ISSUER
Senior Vice President

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2(c)       ADDRESS (STREET, CITY, STATE, ZIP CODE)

6363 South Fiddlers Green Circle
Greenwood Village, CO  80111
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INSTRUCTION:  The person filing this notice should  contact the issuer to obtain the I.R.S. Identification Number and the S.E.C. File Number.

                                  (b)
                                  Name and Address of
3(a)                              Each Broker Through                SEC USE ONLY        (c)                    (d)
Title of the                      Whom the Securities                                    Number of Shares       Aggregate Market
Class of                          are to be Offered or               Broker-Dealer       or Other Units To      Value
Securities                        Each Market Maker who is           File Number         Be Sold                (See instr. 3(d))
To Be Sold                        Acquiring the Securities                               (See instr. 3(c))
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
(1)  COMMON           THE VANGUARD GROUP, INC.,                                          5,236                  $272,272
     STOCK            100 VANGUARD BLVD., MALVERN, PA 19355
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(2)
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(3)
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
3(a)                              (e)                    (f)                          (g)
Title of the                      Number of Shares       Approximate                  Name of Each
Class of                          or Other Units         Date of Sale                 Securities Exchange
Securities                        Outstanding            See instr. 3(f))             (See instr. 3(g))
To Be Sold                        (See instr. 3(e))      (MO./DAY/YR.)

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
(1)                              480,405,625               11-20-09                     NYSE
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(2)
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(3)
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====================================================================================================================================

INSTRUCTIONS:

1.   (a)  Name of issuer
     (b)  Issuer's I.R.S. Identification Number
     (c)  Issuer's S.E.C. file number, if any
     (d)  Issuer's address, including zip code
     (e)  Issuer's telephone number, including area code

2.   (a)  Name of person for whose account the  securities  are to be sold
     (b) Such person's relationship to the issuer (e.g., officer, director, 10% stockholder, or member of immediate family of any of the foregoing)
     (c)  Such person's address, including zip code

3.   (a)  Title of the class of securities to be sold
     (b) Name and address of each broker through whom the securities are intended to be sold
     (c) Number of shares or other units to be sold (if debt securities, give the aggregate face amount)
     (d) Aggregate market value of the securities to be sold as of a specified date within 10 days prior to the filing of this notice
     (e) Number of shares or other units of the class outstanding, or if debt securities the face amount thereof outstanding, as shown by the most recent report or statement published by the issuer
     (f)  Approximate date on which the securities are to be sold
     (g) Name of each securities exchange, if any, on which the securities are intended to be sold

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                  TABLE I -- SECURITIES TO BE SOLD

                              Furnish the following information with respect to the acquisition of the securities to be sold and with respect to the payment of all or any part of the purchase price or other consideration therefor:
====================================================================================================================================
                                                                  Name of Person
                                                                  from Whom Acquired    Amount of
Title of                    Date you    Nature of                 (If gift, also give   Securities     Date of
the Class                   Acquired    Acquisition Transaction   date donor acquired)  Acquired       Payment     Nature of Payment
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
(1) COMMON STOCK      1-10-2001       Granted pursuant to 401-K Plan    NEWMONT MINING      5,236    1-10-2001 to      Services
                      to 11-20-2009   and Savings Equalization Plan     CORPORATION                  11-20-2009        rendered
                                      contributions.
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(2)
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(3)
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

INSTRUCTIONS:

     If the securities were purchased and full payment therefor was not made in cash at the time of purchase, explain in the table or in a note thereto the nature of the consideration given. If the consideration consisted of any note or other obligation, or if payment was made in installments describe the arrangement and state when the note or other obligation was discharged in full or the last installment paid.


                                        TABLE II -- SECURITIES SOLD DURING THE PAST 3 MONTHS
                                    Furnish the following information as to all securities of the issuer sold during the past 3 months by the person for whose account the securities are to be sold.
====================================================================================================================================
                                                                                    Amount of
  Name and Address of Seller         Title of Securities Sold      Date of Sale     Securities Sold         Gross Proceeds
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
(1)  Brant Hinze                         Common Stock                 11-13-2009        1,875                  $51,281
     6363 South Fiddler's Green Circle   Common Stock                 11-13-2009        4,000                  $108,120
     Greenwood Village, CO 80111
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(2)
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(3)
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====================================================================================================================================

REMARKS:




INSTRUCTIONS:

See the definition of "person" in paragraph (a) of Rule 144. Information is to be given not only as to the person for whose account the securities are to be sold but also as to all other persons included in that definition. In addition, information shall be given as to sales by all persons whose sales are required by paragraph (e) of Rule 144 to be aggregated with sales for the account of the person filing this notice.

ATTENTION:

The person for whose account the securities to which this notice relates are to be sold hereby represents by signing this notice that he does not know any material adverse information in regard to the current and prospective operations of the Issuer of the securities to be sold which has not been publicly disclosed.

11-20-2009                  /s/  Jeffrey K. Reeser, as Attorney-in-Fact for
                                      Brant Hinze
---------------------       ------------------------------------------------
DATE OF NOTICE              (SIGNATURE)

              This notice shall be signed by the person for whose
                 account the securities are to be sold. At least
                one copy of the notice shall be manually signed.
                 Any copies not manually signed shall bear typed
                             or printed signatures.

ATTENTION: Intentional misstatements or omission of facts constitute Federal Criminal Violations (See 18 U.S.C. 1001)